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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NXT Energy Solutions Inc.

We consent to the incorporation by reference in the registration statements (No. 333-89251, 333-108465, 333-129803 and 333-146890) on Form S-8 of NXT Energy Solutions Inc. of our report dated April 1, 2019, with respect to the consolidated balance sheets of NXT Energy Solutions Inc. as of December 31, 2018 and 2017 and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2018, and notes, comprising a summary of significant accounting policies and explanatory information, which report appears in the December 31, 2018 annual report on Form 20-F of NXT Energy Solutions Inc.

Our report dated April 1, 2019 contains an explanatory paragraph that states that NXT Energy Solutions Inc.'s current and forecasted cash position is not expected to be sufficient to meet its obligations for the next 12 month period which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Chartered Professional Accountants

Calgary, Canada
April 30, 2019